Exhibit 8.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main Fax	+1 212-407-4000 +1 212-407-4990

September 28, 2026

Mountain Crest Acquisition Corp. V

Re:	Registration Statement of CubeBio Holdings Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to Mountain Crest Acquisition Corp. V (“Mountain Crest”), in connection with the proposed Business Combination (as defined below) contemplated by business combination agreement, dated as of August 29, 2024, as amended on September 25, 2026 (the “Business Combination Agreement”), between Mountain Crest and Cubebio Co., Ltd., a corporation (“chusik hoesa”) organized under the laws of Korea (“Cubebio”), pursuant to which, subject to the approval and adoption of the Business Combination Agreement by the Stockholders, the following transactions will occur: (a) CHL SPAC Merger Sub, Inc., a Delaware corporation (“SPAC Merger Sub”), and a wholly owned subsidiary of PubCo as defined below, will be merged with and into Mountain Crest with Mountain Crest being the surviving entity (the “SPAC Merger”), and following the SPAC Merger, a direct wholly owned subsidiary of Cubebio Holdings Limited, a Cayman Islands exempted company limited by shares (“PubCo”) and each share of common stock of Mountain Crest (the “Mountain Crest Common Stock”) issued and outstanding prior to the SPAC Merger shall be converted into one share of PubCo (the “PubCo Ordinary Share(s)”), and (b) all shareholders of Cubebio (the “Cubebio Shareholders”) shall transfer their respective common shares (the “Cubebio Common Share(s)”) to Cube Exchange Sub, Ltd., a corporation (“chusik hoesa”) organized under the laws of Korea (the “Exchange Sub”), in exchange for the right to receive PubCo Ordinary Shares (the “Share Swap” and collectively with the SPAC Merger the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of CubeBio Holdings Ltd., on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed on March 5, 2025 (Registration Number 333-298262), as amended (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Business Combination Agreement, the Registration Statement, the tax representation letters delivered to us by Mountain Crest and Cubebio, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Business Combination Agreement, and the tax representation letters delivered to us.

Based upon and subject to the foregoing (including the representations made by Mountain Crest and Cubebio) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations – Material U.S. Federal Income Tax Consequences of the Business Combination – Tax Consequences of the Business Combination to U.S. Holders of Mountain Crest Securities” insofar as they address the material U.S. federal income tax considerations of the Business Combination for beneficial owners of Mountain Crest Common Stock and Mountain Crest Rights (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that Mountain Crest or Cubebio “believes,” “expects,” “intends,” “assumes,” or other similar phrases are not legal conclusions and do not constitute our opinion.

Mountain Crest Acquisition Corp. V
September 28, 2026

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Mountain Crest Acquisition Corp. V under the caption “Material U.S. Federal Income Tax Considerations – Material U.S. Federal Income Tax Consequences of the Business Combination – Tax Consequences of the Business Combination to U.S. Holders of Mountain Crest Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP